Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

Trimeris Appoints Martin A. Mattingly as Chief Executive Officer

MORRISVILLE, N.C. - November 15, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced the appointment of Martin A. Mattingly, Pharm.D. as Chief Executive Officer, effective immediately. Dr. Mattingly will also join the Company's board of directors.

"The Trimeris Board is extremely excited by Martin's decision to join the Company. Martin's hands-on experience in commercializing HIV products in crowded markets and in maximizing the value of these products as they mature is an ideal fit for Trimeris. During his tenure at Agouron and Pfizer, Martin was actively involved in both the successful launch of VIRACEPT (nelfinavir mesylate) and its life-cycle management as numerous competitors entered the market," said Julian Baker, member of the Company's board of directors.

Dr. Mattingly brings significant experience as a biotechnology and pharmaceutical executive. He was most recently President and Chief Executive Officer of Ambrx Pharmaceuticals. Prior to that, Dr. Mattingly served as Executive Vice President and Chief Operating Officer at CancerVax. From 1996 to 2003, he provided senior leadership in various management positions at Agouron Pharmaceuticals and Pfizer. These assignments included General Manager for the Agouron HIV division; Vice President, Product Development Group; and Vice President, Global Marketing Planning. From 1983 to 1996, Dr. Mattingly held various positions in oncology marketing and sales management at Eli Lilly and Company. He holds a Doctor of Pharmacy degree from the University of Kentucky.

"I am very pleased and excited to be a member of the Trimeris team," said Dr. Mattingly. "The Company has significant assets, including the breakthrough HIV/AIDS treatment FUZEON. I look forward to working with the management team to maximize shareholder value."

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

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